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                           CERTIFICATE OF DESIGNATION
                                       OF
                              CLASS Z COMMON SHARES
                                       OF
                                    SERIES C
                                       OF
                        FORTIS ADVANTAGE PORTFOLIOS, INC.

         The undersigned duly elected Secretary of Fortis Advantage Portfolios, Inc., a Minnesota corporation (the "Fund"), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted by a majority of the directors of the Board of Directors of the Fund on June 22, 1999:

                      APPROVAL OF CREATION AND DESIGNATION
                          OF CLASS Z SHARES OF SERIES C

                  WHEREAS, the total authorized number of shares of the Fund is 100,000,000,000 (one hundred billion), all of which shares are common shares, par value $.01 per share, as set forth in the Fund's Amended and Restated Articles of Incorporation (the "Articles"); and

                  WHEREAS, of such total authorized shares, 10,000,000,000 (ten billion) have been designated as Series C Common Shares, with 1,000,000,000 (one billion) designated as Class A Common Shares, 1,000,000,000 (one billion) designated as Class B Common Shares, 1,000,000,000 (one billion) designated as Class C Common Shares, and 1,000,000,000 (one billion) designated as Class H Common Shares; and

                  WHEREAS, the Articles provide that the authorized shares of the Fund may be issued in such Classes and with such relative rights and preferences as shall be stated or expressed in a resolution or resolutions providing for the issue of any such Class or Classes of common shares as may be adopted from time to time by the Board of Directors of the Fund.

                  NOW, THEREFORE, BE IT RESOLVED, that of the remaining authorized common shares of Series C of the Fund, 1,000,000,000 (one billion) are hereby designated as Class Z Common Shares.

                  FURTHER RESOLVED, that Articles 5, 6 and 7 of the Articles of Incorporation setting forth the relative rights and preferences of each series and class thereof be, and they hereby are, adopted as the rights preferences of the class designated in these resolutions. As provided in Articles 5(b) of such Articles, the Class Z Common Shares designated by these resolutions may be subject to such charges and expenses (including by way of example, but not by way of limitation, such front-end and deferred sales charges as may be permitted under the Investment Company Act of 1940, as amended (the "1940 Act") and the rules of the National Association of Securities Dealers, Inc., and expenses under Rule 12b-1 plans, administrative plans, service plans or other plans or arrangements, however designated) adopted from time to time by the Board of Directors of the Fund in accordance, to the extent applicable, with the 1940 Act, which charges and expenses may differ from those applicable to another Class within such Series, and all of the charges and expenses to which a Class is subject shall be borne by such Class and shall be appropriately reflected in determining the net asset value and the amounts payable with respect to dividends and distributions on, and redemptions or liquidation of, such Class.

                  IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation on behalf of the Fortis Advantage Portfolios, Inc. on this 23rd day of June 1999.


                                              ----------------------------------
                                              Michael J. Radmer
                                              Secretary